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                                                                     EXHIBIT 3.1
                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                           REPEATER TECHNOLOGIES, INC.


        Kenneth L. Kenitzer hereby certifies that:

        ONE: The date of filing of the original Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware was February 11, 2000.

        TWO: He is the duly elected and acting President of Repeater Technologies, Inc., a Delaware corporation.

        THREE: The Certificate of Incorporation of this corporation is hereby amended and restated to read as follows:

                                       I.

        The name of this corporation is REPEATER TECHNOLOGIES, INC.

                                       II.

        The address of the registered office of the corporation in the State of Delaware is 9 East Lockerman Street, City of Dover, County of Kent, and the name of the registered agent of the corporation in the State of Delaware at such address is National Registered Agents, Inc.

                                      III.

        The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

                                       IV.

        A. The total number of shares of all classes of stock which the corporation shall have authority to issue is ninety million (90,000,000) shares, consisting of seventy million (70,000,000) shares of Common Stock (the "Common") and twenty million (20,000,000) shares of Convertible Preferred Stock (the "Preferred"). The Preferred shall have a par value of one-tenth of one cent ($.001) per share and the Common shall have a par value of one-tenth of one cent ($.001) per share.

        B. The Preferred may be issued from time to time in one or more series. Except as provided in this Article IV, the Board of Directors is hereby authorized, within the limitations and restrictions stated in this Certificate of Incorporation, to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, the liquidation preferences of any wholly unissued series of Preferred other than the Series DD Preferred and Series EE Preferred (as defined herein), and the number of shares constituting any such series and the designation


                                       1.
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thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series. One million two hundred twenty-eight thousand four hundred nine (1,228,409) of the authorized shares of the Preferred are hereby designated "Series AA Preferred" (the "Series AA Preferred"); five million eighty-one thousand six hundred sixty-eight
(5,081,668) of the authorized shares of the Preferred are hereby designated "Series BB Preferred" (the "Series BB Preferred"); four million six hundred thousand (4,600,000) of the authorized shares of the Preferred are hereby designated "Series CC Preferred" (the "Series CC Preferred"); three million three hundred thousand (3,300,000) of the authorized shares of the Preferred are hereby designated "Series DD Preferred" (the "Series DD Preferred"); and one million five hundred thousand (1,500,000) of the authorized shares of the Preferred are hereby designated "Series EE Preferred" (the "Series EE Preferred").

        C. The relative rights, preferences, privileges and restrictions granted to or imposed upon the corporation's Common, Series AA Preferred, Series BB Preferred, Series CC Preferred, Series DD Preferred and Series EE Preferred are as follows:

        SECTION 1. GENERAL DEFINITIONS. For purposes of this Certificate of Incorporation, the following definitions shall apply:

        (a) "PREFERRED" shall refer collectively to the Series AA Preferred, Series BB Preferred, Series CC Preferred, Series DD Preferred and Series EE Preferred.

        (b) "COMMON" shall mean all Common Stock.

        (c) "BOARD" or "BOARD OF DIRECTORS" shall mean the Board of Directors of the corporation.

        SECTION 2. DIVIDEND RIGHTS OF PREFERRED. The holders of the Preferred shall be entitled to receive pari passu, out of any funds legally available therefor, dividends, when, if and as declared by the Board of Directors, at the rate of $0.51 per annum on each outstanding share of Series AA Preferred (appropriately adjusted for any combinations, consolidations, stock distributions, stock dividends or similar events with respect to such shares after the date hereof (a "Recapitalization")), $0.264 per annum on each outstanding share of Series BB Preferred (appropriately adjusted for any Recapitalization), $0.275 per annum on each outstanding share of Series CC Preferred (appropriately adjusted for any Recapitalization), $0.55 per annum on each outstanding share of Series DD Preferred (appropriately adjusted for any Recapitalization), $0.80 per annum on each outstanding share of Series EE Preferred (appropriately adjusted for any Recapitalization), payable in preference and priority to any payment of any dividend on Common, when and as declared by the Board of Directors. After payment of such dividends, any additional dividends declared shall be distributed among all holders of Preferred and all holders of Common in proportion to the number of shares of Common which would be held by each such holder if all shares of Preferred were converted into Common at the then effective Conversion Price (as defined in Section 4(a) below). The right to such dividends on the

                                       2.
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Preferred shall not be cumulative, and no right shall accrue to holders of
Preferred by reason of the fact that dividends on such shares are not declared or paid in any prior year.

        In the event that the corporation shall have declared but unpaid dividends outstanding immediately prior to, and in the event of, a conversion of Preferred (as provided in Section 4 hereof), the corporation shall, at the option of the holder, pay in cash to the holder(s) of Preferred subject to conversion the full amount of any such dividends or allow such dividends to be converted into Common in accordance with, and pursuant to the terms specified in, Section 4 hereof.

        SECTION 3. LIQUIDATION PREFERENCE.

        (a) In the event of any liquidation, dissolution or winding up of the corporation, either voluntary or involuntary, and until all preferential amounts owed to them under this Section 3(a) have been paid, the holders of the Preferred shall be entitled to receive pari passu, prior and in preference to any distribution of any asset or property of the corporation to the holders of Common by reason of their ownership thereof, an amount per share equal to $5.10 (Five Dollars and Ten Cents), $2.64 (Two Dollars and Sixty-Four Cents), $2.75 (Two Dollars and Seventy-Five Cents), $5.50 (Five Dollars and Fifty Cents) and $8.00 (Eight Dollars) for each share of Series AA Preferred, Series BB Preferred, Series CC Preferred, Series DD Preferred and Series EE Preferred then held by them, respectively, plus an amount equal to all declared but unpaid dividends on the Series AA Preferred, Series BB Preferred, Series CC Preferred, Series DD Preferred and Series EE Preferred as of the liquidation date (each as adjusted for stock splits, combinations and similar events with respect to the Series AA Preferred, Series BB Preferred, Series CC Preferred, Series DD Preferred or Series EE Preferred). If upon the occurrence of such an event, the assets and funds thus distributed among the holders of the Preferred shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then all of the assets and funds of the corporation legally available for distribution shall be distributed among the holders of the Preferred in proportion to the liquidation preference of the shares of Preferred then held by them.

        (b) After the payment of the full liquidation preference of the Preferred as set forth in Section 3(a) above, the entire remaining assets of the corporation legally available for distribution, if any, shall be distributed ratably to the holders of the Common, Series CC Preferred, Series DD Preferred and Series EE Preferred (on an as-if-converted to Common basis).

        (c) For purposes of this Section 3, a liquidation, dissolution or winding up of the corporation shall be deemed to be occasioned by, and to include, the corporation's sale of all or substantially all of its assets or the acquisition of the corporation by another entity by means of merger or consolidation (other than a consolidation or merger in which the holders of voting securities of the corporation immediately before the consolidation or merger own (immediately after the consolidation or merger) voting securities of the surviving or acquiring corporation, or of a parent party of such surviving or acquiring corporation, possessing more than fifty percent (50%) of the voting power of the surviving or acquiring corporation or parent party) resulting in the exchange of the outstanding shares of the corporation for securities or consideration issued, or caused to be issued, by the acquiring corporation or its subsidiary or its parent.

                                       3.
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        SECTION 4. CONVERSION. THE HOLDERS OF THE PREFERRED SHALL HAVE
CONVERSION RIGHTS AS FOLLOWS (THE "CONVERSION RIGHTS"):

        (a) RIGHT TO CONVERT. Each share of Preferred shall be convertible, at the option of the holder thereof, at any time into such number of fully paid and nonassessable shares of Common as is determined by dividing, with respect to the Series AA Preferred, $5.10, with respect to the Series BB Preferred, $2.64, with respect to the Series CC Preferred, $2.75, with respect to the Series DD Preferred, $5.50, and with respect to the Series EE Preferred, $8.00, by each series' respective Conversion Price in effect as of the time of conversion. The conversion price for the Series AA Preferred (the "Series AA Conversion Price") shall initially be $4.26, the conversion price for the Series BB Preferred (the "Series BB Conversion Price") shall initially be $2.64, the conversion price for the Series CC Preferred (the "Series CC Conversion Price") shall initially be $2.75 the conversion price for the Series DD Preferred (the "Series DD Conversion Price") shall initially be $5.50 and the Conversion Price for the Series EE Preferred ("the Series EE Conversion Price") shall initially be $8.00 (collectively with the Series AA Conversion Price, Series BB Conversion Price, Series CC Conversion Price, the Series DD Conversion Price, and the Series EE Conversion Price, the "Conversion Prices"). Such initial Conversion Prices shall be subject to adjustment as hereinafter provided.

        (b) AUTOMATIC CONVERSION. Each share of Series AA Preferred, Series BB Preferred, Series CC Preferred, Series DD Preferred and Series EE Preferred shall automatically be converted into shares of Common at the then effective conversion rate and taking into account declared but unpaid dividends, upon the affirmative vote of the holders of (i) a majority of the shares of the Series AA Preferred (with respect to the conversion of the Series AA Preferred), (ii) a majority of the shares of the Series BB Preferred (with respect to the conversion of the Series BB Preferred), (iii) at least 66-2/3% of the shares of the Series CC Preferred (with respect to the conversion of the Series CC Preferred), (iv) a majority of the authorized shares of the Series DD Preferred (with respect to the conversion of the Series DD Preferred), or (v) a majority of the authorized shares of the Series EE Preferred (with respect to the conversion of the Series EE Preferred) or immediately upon the closing of a firm commitment underwritten public offering of shares of Common pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common of the corporation for the account of the corporation to the public for an aggregate offering price of not less than $10,000,000 (before deduction for underwriter commissions and expenses relating to the issuance) and at a public offering price per share of at least $6.50 (as adjusted for any Recapitalization) (a "Qualified Public Offering").

        (c) MECHANICS OF CONVERSION. Before any holder of Preferred shall be entitled to convert the same into full shares of Common, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the corporation or of any transfer agent for the Preferred, and shall give written notice to the corporation at such office that he elects to convert the same. Such notice shall also state whether the holder elects, pursuant to Section 2 hereof, to receive declared but unpaid dividends on the Preferred proposed to be converted in cash, or to convert such dividends into shares of Common at their fair market value as determined by the Board. The corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred, a certificate or certificates for the number of shares of Common to which he shall be entitled as aforesaid and a check payable to the holder in the amount of any cash

                                       4.

amounts payable as the result of a conversion into a fractional share of Common, and any declared but unpaid dividends on the converted Preferred which the holder elected to receive in cash. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred to be converted, and the person or persons entitled to receive the shares of Common issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common on such date. If the conversion is in connection with an underwritten public offering of securities registered pursuant to the Securities Act of 1933, as amended, the conversion shall be conditioned upon the closing of such public offering, and the person(s) entitled to receive the Common issuable upon such conversion of the Preferred shall not be deemed to have converted such Preferred until immediately prior to such closing.

        (d) ADJUSTMENTS TO SERIES AA, SERIES BB, SERIES CC, SERIES DD AND SERIES EE CONVERSION PRICE FOR DILUTING ISSUES.

               (1) SPECIAL DEFINITIONS. For purposes of this Section 4(d), the following definitions shall apply:

                      (a) "OPTIONS" shall mean rights, options, or warrants to subscribe for, purchase or otherwise acquire either Common or Convertible Securities.

                      (b) "ORIGINAL ISSUE DATE" shall mean, with respect to a series of Preferred, the date on which a share of Series AA Preferred, Series BB Preferred, Series CC Preferred, Series DD Preferred and Series EE Preferred was first issued, which, in the case of the Series DD Preferred or Series EE Preferred, shall be deemed to be the date on which a security convertible into Series DD Preferred or Series EE Preferred was issued, respectively.

                      (c) "CONVERTIBLE SECURITIES" shall mean any evidences of indebtedness, shares (other than Series AA Preferred, Series BB Preferred, Series CC Preferred, Series DD Preferred, or Series EE Preferred) or other securities convertible into or exchangeable for Common.

                      (d) "ADDITIONAL SHARES OF COMMON" shall mean all shares of Common issued (or, pursuant to Section 4(d)(3), deemed to be issued) by the corporation after the Original Issue Date, other than shares of Series EE Preferred and securities convertible into Series EE Preferred and other shares of Common issued or issuable:

                          (i) upon conversion of shares of Series AA Preferred,
Series BB Preferred, Series CC Preferred, Series DD Preferred and Series EE Preferred;

                          (ii) to officers, directors or employees of, or
consultants to, the corporation pursuant to stock option or stock purchase plans approved by the Board of Directors;

                          (iii) as a dividend or distribution on any of the
Series AA Preferred, Series BB Preferred, Series CC Preferred, Series DD Preferred or Series EE Preferred;

                          (iv) for which adjustment of the Conversion Price is
made pursuant to Section 4(e)(1);

                                       5.

                          (v) in connection with warrants issued as part of any
debt or lease financing transaction approved by the Board of Directors of the corporation;

                          (vi) in connection with the exercise of warrants; or

                          (vii) by way of dividend or other distribution on
shares excluded from the definition of Additional Shares of Common by the foregoing clauses (i), (ii), (iii), (iv), (v), (vi) or this clause (vii).

               (2) NO ADJUSTMENT OF CONVERSION PRICE. No adjustment in the Series AA Conversion Price, Series BB Conversion Price, Series CC Conversion Price or Series DD Conversion Price of a particular share of Series AA Preferred, Series BB Preferred, Series CC Preferred, Series DD Preferred or Series EE Preferred, respectively, shall be made in respect of the issuance of Additional Shares of Common unless the consideration per share for an Additional Share of Common issued or deemed to be issued by the corporation is less than the Series AA Conversion Price, Series BB Conversion Price, Series CC Conversion Price, Series DD Conversion Price or Series EE Preferred, as the case may be, in effect on the date of, and immediately prior to such issue, for such share of Series AA Preferred, Series BB Preferred, Series CC Preferred, Series DD Preferred or Series EE Preferred.

               (3) DEEMED ISSUE OF ADDITIONAL SHARES OF COMMON. In the event the corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities then entitled to receive any such Options or Convertible Securities, then the maximum number of Additional Shares of Common (as set forth in the instrument relating thereto without regard to any provisions contained therein designed to protect against dilution) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section 4(d)(5) hereof) of such Additional Shares of Common would be less than the Series AA Conversion Price, Series BB Conversion Price, Series CC Conversion Price, Series DD Conversion Price or Series EE Conversion Price, as the case may be, in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common are deemed to be issued:

                      (a) no further adjustments in the Series AA Conversion Price, Series BB Conversion Price, Series CC Conversion Price, Series DD Conversion Price or Series EE Preferred shall be made upon the subsequent issue of Convertible Securities or shares of Common upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                      (b) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the corporation, or decrease in the number of shares of Common issuable, upon the exercise,

                                       6.

conversion or exchange thereof, the Series AA Conversion Price, Series BB Conversion Price, Series CC Conversion Price, Series DD Conversion Price or Series EE Preferred computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities (provided, however, that no such adjustment of the Series AA Conversion Price, Series BB Conversion Price, Series CC Conversion Price, Series DD Conversion Price or Series EE Conversion Price shall affect Common previously issued upon conversion of the Preferred);

                      (c) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Series AA Conversion Price, Series BB Conversion Price, Series CC Conversion Price, Series DD Conversion Price or Series EE Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

                          (i) in the case of Convertible Securities or Options
for Common the only Additional Shares of Common issued were the shares of Common, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the corporation upon such conversion or exchange, and

                          (ii) in the case of Options for Convertible
Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options and the consideration received by the corporation for the Additional Shares of Common deemed to have been then issued was the consideration actually received by the corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the corporation (determined pursuant to Section 4(d)(5)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

                      (d) no readjustment pursuant to clauses (b) or (c) above shall have the effect of increasing the Series AA Conversion Price, Series BB Conversion Price, Series CC Conversion Price, Series DD Conversion Price or Series EE Preferred Conversion Price to an amount which exceeds the lower of (i) such Conversion Price, as the case may be, on the original adjustment date, or
(ii) such Conversion Price, as the case may be, that would have resulted from any issuance of Additional Shares of Common between the original adjustment date and such readjustment date;

                      (e) in the case of any Options which expire by their terms not more than 30 days after the date of issue thereof, no adjustment of the Series AA Conversion Priced, Series BB Conversion Price, Series CC Conversion Price, Series DD Conversion Price, or Series

                                       7.
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EE Conversion Price shall be made, except as to shares of Preferred converted in such period, until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the same manner provided in clause (c) above; and

                      (f) if any such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed thereof, the adjustment previously made in the Series AA Conversion Price, Series BB Conversion Price, Series CC Conversion Price, Series DD Conversion Price or Series EE Conversion Price which became effective on such record date shall be canceled as of the close of business on such record date, and shall instead be made on the actual date of issuance, if any.

               (4) ADJUSTMENT OF CONVERSION PRICE UPON ISSUANCE OF ADDITIONAL SHARES OF COMMON. In the event the corporation shall issue Additional Shares of Common (including Additional Shares of Common deemed to be issued pursuant to Section 4(d)(3)) without consideration or for a consideration per share less than the Series AA Conversion Price, Series BB Conversion Price, Series CC Conversion Price, Series DD Conversion Price or Series EE Conversion Price in effect on the date of and immediately prior to such issue, then and in such event, such Series AA Conversion Price, Series BB Conversion Price, Series CC Conversion Price, Series DD Conversion Price or Series EE Conversion Price, as the case may be, shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Series AA Conversion Price, Series BB Conversion Price, Series CC Conversion Price, Series DD Conversion Price or Series EE Conversion Price, as the case may be, by a fraction, the numerator of which shall be the number of shares of Common outstanding immediately prior to such issuance (including for this purpose the number of shares of Common issuable upon conversion of the shares of Preferred outstanding immediately prior to such issue) plus the number of shares of Common which the aggregate consideration received by the corporation for the total number of Additional Shares of Common so issued would purchase at such Series AA Conversion Price, Series BB Conversion Price, Series CC Conversion Price, Series DD Conversion Price or Series EE Conversion Price, as the case may be, and the denominator of which shall be the number of shares of Common outstanding immediately prior to such issuance (including for this purpose the number of shares of Common issuable upon conversion of the shares of Preferred outstanding immediately prior to such issue) plus the number of such Additional Shares of Common so issued.

               (5) DETERMINATION OF CONSIDERATION. For purposes of this Section 4(d), the consideration received by the corporation for the issue of any Additional Shares of Common shall be computed as follows:

                                       8.

                      (a) CASH AND PROPERTY. Such consideration shall:

                          (i) insofar as it consists of cash, be computed at the
aggregate amount of cash paid therefor, prior to deducting any discounts, commissions or other expenses allowed, paid or incurred by the corporation but excluding any amounts paid or payable for accrued interest or accrued dividends;

                          (ii) insofar as it consists of property other than
cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

                          (iii) in the event Additional Shares of Common are
issued together with other shares or securities or other assets of the corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (i) and (ii) above, as determined in good faith by the Board of Directors.

                      (b) OPTIONS AND CONVERTIBLE SECURITIES. The consideration per share received by the corporation for Additional Shares of Common deemed to have been issued pursuant to Section 4(d)(3), relating to Options and Convertible Securities, shall be determined by dividing:

                          (i) the total amount, if any, received or receivable
by the corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) payable to the corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

                          (ii) the maximum number of shares of Common (as set
forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

       (e) CONVERSION PRICE ADJUSTMENTS OF PREFERRED. The Series
AA Conversion Price, Series BB Conversion Price, Series CC Conversion Price, Series DD Conversion Price and Series EE Conversion Price shall be subject to adjustment from time to time as follows:

               (1) ADJUSTMENTS FOR COMBINATIONS OR SUBDIVISIONS OF COMMON. In the event the corporation at any time or from time to time after the Original Issue Date shall declare or pay any dividend on the Common payable in Common or in any right to acquire Common, or shall effect a subdivision of the outstanding shares of Common into a greater number of shares of Common (by stock split, reclassification or otherwise), or in the event the outstanding shares of Common shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common, then the Conversion Prices of the Preferred in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate.

                                       9.

               (2) OTHER DISTRIBUTIONS. In the event the corporation shall at any time or from time to time after the Original Issue Date make or issue, or fix a record date for the determination of holders of Common entitled to receive, a dividend or other distribution payable in securities of the corporation or any of it subsidiaries other than Additional Shares of Common, then in each such event provision shall be made so that the holders of Preferred shall receive, upon the conversion thereof, the securities of the corporation which they would have received had their stock been converted into Common on the date of such event.

               (3) ADJUSTMENTS. After the Original Issuance Date, in case of any reorganization or any reclassification of the capital stock of the corporation, or, subject to Section 3(c) above, which shall control in the circumstances specified therein, any consolidation or merger of the corporation with or into another corporation or corporations, or the conveyance of all or substantially all of the assets of the corporation to another corporation, each share of Preferred shall thereafter be convertible into the number of shares of stock or other securities or property (including cash) to which a holder of the number of shares of Common deliverable upon conversion of such share of Preferred would have been entitled upon the record date of (or date of, if no record date is fixed) such reorganization, reclassification, consolidation, merger or conveyance; and, in any case, appropriate adjustment (as determined by the Board of Directors) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of such Preferred, to the end that the provisions set forth herein shall thereafter be applicable, as nearly as equivalent as is practicable, in relation to any shares of stock or the securities or property (including cash) thereafter deliverable upon the conversion of the shares of such Preferred.

        (f) NO IMPAIRMENT. The corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the corporation, but will at all times in good faith assist in the carrying out of all the provisions of this
Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred against impairment.

        (g) CERTIFICATES AS TO ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of the Series AA Conversion Price, Series BB Conversion Price, Series CC Conversion Price, Series DD Conversion Price or Series EE Conversion Price pursuant to this Section 4, the corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The corporation shall, upon the written request at any time of any holder of Preferred, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the applicable Conversion Price at the time in effect and (iii) the number of shares of Common and the amount, if any, of other property which at the time would be received upon the conversion of Preferred.

        (h) NOTICES OF RECORD DATE. In the event that the corporation shall propose at any time:

                                      10.

               (1) to declare any Common dividend or distribution, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

               (2) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights;

               (3) to effect any reclassification or recapitalization of outstanding shares of its Common which involve a change in the Common; or

               (4) to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all its property or business, or to liquidate, dissolve or wind up; then, in connection with each such event, the corporation shall send to the holders of the Preferred:

                      (a) at least 20 days' prior written notice of the record date for such dividend, distribution or subscription rights (and specifying the date on which the holders of shares of Common shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in subsections 4(h)(iii) and (iv) above; and

                      (b) in the case of the matters referred to in subsections 4(h)(iii) and (iv) above, at least 20 days' prior written notice of the date when the same shall take place (and specifying the date on which the holders of shares of Common shall be entitled to exchange their shares of Common for securities or other property deliverable upon the occurrence of such event).

        Each such written notice shall be given by first class mail, postage prepaid, addressed to the holders of Preferred at the address for each such holder as shown on the books of the corporation.

        (i) ISSUE TAXES. The corporation shall pay any and all issue and other taxes, excluding federal, state or local income taxes, that may be payable in respect of any issue or delivery of shares of Common on conversion of shares of Preferred pursuant hereto; provided, however, that the corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

        (j) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common, solely for the purpose of effecting the conversion of the shares of the Preferred, such number of its shares of Common as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred, and if at any time the number of authorized but unissued shares of Common shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred, the corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate of Incorporation.


                                      11.

        (k) FRACTIONAL SHARES. No fractional share shall be issued upon the conversion of any share or shares of the Preferred. All shares of Common (including fractions thereof) issuable upon conversion of more than one share of Series AA Preferred, Series BB Preferred, Series CC Preferred, Series DD Preferred or Series EE Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common, the corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board of Directors of the corporation).

        (l) NOTICES. Any notice required by the provisions of this Section 4 to be given to the holders of shares of Preferred shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at its address appearing on the books of the corporation.

        SECTION 5.VOTING RIGHTS AND DIRECTORS.

        (a) VOTE OTHER THAN FOR DIRECTORS. Except as otherwise required by law and as provided in section (b) below with respect to the election of directors, the holders of Preferred and the holders of Common shall be entitled to notice of any stockholders' meetings and to vote as a single class upon any matter submitted to the stockholders for a vote, as follows:

               (1) the holders of Preferred shall have one vote for each full share of Common into which their respective shares of Preferred would be convertible on the record date for the vote; and

               (2) the holders of Common have one vote per share of Common.

        (b) VOTING FOR DIRECTORS. The members of the Board of Directors shall be elected as follows: (i) holders of the Series AA Preferred shall be entitled to elect one member of the Board of Directors at or pursuant to each meeting or consent of the corporation's stockholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director; (ii) holders of the Series BB Preferred shall be entitled to elect two members of the Board of Directors at or pursuant to each meeting or consent of the corporation's stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors; (iii) holders of the Series CC Preferred shall be entitled to elect one member of the Board of Directors at or pursuant to each meeting or consent of the corporation's stockholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director, (iv) holders of the Common shall be entitled to elect two members of the Board of Directors at or pursuant to each meeting or consent of the corporation's stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors; and (iv) holders of the Common, Series AA Preferred, Series BB Preferred, Series CC Preferred, Series DD Preferred and Series EE Preferred, voting together, shall be entitled to elect the balance of directors, if any, at or pursuant to each meeting or consent of the

                                      12.

corporation's stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.

        SECTION 6. COVENANTS.

        (a) In addition to any other rights provided by law, (i) so long as an aggregate of at least 1,187,500 shares of Series AA Preferred and Series BB Preferred remain outstanding (appropriately adjusted for any Recapitalization) the corporation shall not, without first obtaining the affirmative vote or written consent of the holders of not less than a majority of such outstanding shares of Series AA Preferred and Series BB Preferred, voting together as a class, (ii) so long as an aggregate of at least 1,500,000 shares of Series CC Preferred remain outstanding (appropriately adjusted for any Recapitalization), the corporation shall not, without first obtaining the affirmative vote or written consent of the holders of not less than 55% of such outstanding shares of Series CC Preferred, (iii) so long as an aggregate of at least 900,000 shares of Series DD Preferred remain outstanding (appropriately adjusted for any Recapitalization), the corporation shall not, without first obtaining the affirmative vote or written consent of the holders of not less than 50% of such outstanding shares of Series DD Preferred and (iv) so long as an aggregate of at least 250,000 shares of Series EE Preferred remain outstanding (appropriately adjusted for any Recapitalization), the corporation shall not, without first obtaining the affirmative vote or written consent of the holders of not less than 50% of such outstanding shares of Series EE Preferred:

               (1) Any amendment, alteration, or repeal of any provision of the Certificate of Incorporation or the Bylaws of the corporation (including any filing of a Certificate of Designation), that affects adversely the voting powers, preferences, or other special rights or privileges, qualifications, limitations, or restrictions of the Preferred;

               (2) Any increase or decrease (other than by redemption or conversion) in the authorized number of shares of Common or Preferred;

               (3) Any authorization or any designation, whether by reclassification or otherwise, of any new class or series of stock or any other securities convertible into equity securities of the corporation ranking on a parity with or senior to the Preferred in right of redemption, liquidation preference, voting or dividends or any increase in the authorized or designated number of any such new class or series;

               (4) Any redemption, repurchase, payment of dividends or other distributions with respect to Common or Preferred (except for acquisitions of Common by the corporation pursuant to agreements which permit the company to repurchase such shares upon termination of services to the corporation or in exercise of the corporation's right of first refusal upon a proposed transfer);

               (5) Any action that results in the payment or declaration of a dividend on any shares of Common or Preferred; or

               (6) Any voluntary dissolution or liquidation of (or so deemed pursuant to Section 3(c) above) the corporation.

                                      13.

        SECTION 7. STATUS OF CONVERTED STOCK. In the event any shares of Preferred shall be converted pursuant to Section 4 hereof, the shares so converted shall be canceled and shall not be issuable by the corporation.

        SECTION 8. RESIDUAL RIGHTS. All rights accruing to the outstanding shares of the corporation not expressly provided for to the contrary herein shall be vested in the Common.

        SECTION 9. CONSENT FOR CERTAIN REPURCHASES OF COMMON DEEMED TO BE DISTRIBUTIONS. Each holder of Preferred shall be deemed to have consented, for purposes of Section 502, 503 and 506 of the California Corporations Code, to distributions made by the corporation in connection with the repurchase of shares of Common issued to or held by employees or consultants upon termination of their employment or services or pursuant to agreements providing for the right of said repurchase between the corporation and such persons.


                                       V.

        For the management of the business and for the conduct of the affairs of the corporation, and in further definition, limitation and regulation of the powers of the corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

        A. The management of the business and the conduct of the affairs of the corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted by the Board of Directors.

        B. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, following the closing of the initial public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "1993 Act"), covering the offer and sale of Common Stock to the public (the "Initial Public Offering"), the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. At the first annual meeting of stockholders following the closing of the Initial Public Offering, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the Initial Public Offering, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the Initial Public Offering, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting. During such time or times that the corporation is subject to Section 2115(b) of the California General Corporation Law ("CGCL"), this paragraph B of this
Article V shall become effective and be applicable only when the corporation is a "listed" corporation within the meaning of Section 301.5 of the CGCL.


                                      14.

        C. In the event that the corporation is unable to have a classified board under applicable law, Section 301.5 of the CGCL, paragraph B of this
Article V shall not apply and all directors shall be elected at each annual meeting of stockholders to hold office until the next annual meeting.

        D. No stockholder entitled to vote at an election for directors may cumulate votes to which such stockholder is entitled, unless, at the time of such election, the corporation (i) is subject to Section 2115(b) of the CGCL and
(ii) is not or ceases to be a "listed" corporation under Section 301.5 of the CGCL. During this time, every stockholder entitled to vote at an election for directors may cumulate such stockholder's votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such stockholder's shares are otherwise entitled, or distribute the stockholder's votes on the same principle among as many candidates as such stockholder thinks fit. No stockholder, however, shall be entitled to so cumulate such stockholder's votes unless (i) the names of such candidate or candidates have been placed in nomination prior to the voting and
(ii) the stockholder has given notice at the meeting, prior to the voting, of such stockholder's intention to cumulate such stockholder's votes. If any stockholder has given proper notice to cumulate votes, all stockholders may cumulate their votes for any candidates who have been properly placed in nomination. Under cumulative voting, the candidates receiving the highest number of votes, up to the number of directors to be elected, are elected.

        Notwithstanding the foregoing provisions of this section, each director shall serve until his successor is duly elected and qualified or until his death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

        E. REMOVAL OF DIRECTORS

        SECTION 1. During such time or times that the corporation is subject to
Section 2115(b) of the CGCL, the Board of Directors or any individual director may be removed from office at any time without cause by the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote on such removal; provided, however, that unless the entire Board is removed, no individual director may be removed when the votes cast against such director's removal, or not consenting in writing to such removal, would be sufficient to elect that director if voted cumulatively at an election which the same total number of votes were cast (or, if such action is taken by written consent, all shares entitled to vote were voted) and the entire number of directors authorized at the time of such director's most recent election were then being elected.

        SECTION 2. At any time or times that the corporation is not subject to
Section 2115(b) of the CGCL and subject to any limitations imposed by law,
Section 1 shall no longer apply and removal shall be as provided in Section 141(k) of the DGCL.

        F. VACANCIES

        SECTION 1. Subject to the rights of the holders of any series of Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of

                                      15.

directors, shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders, except as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director's successor shall have been elected and qualified.

        SECTION 2. If at the time of filling any vacancy or any newly created directorship, the directors then in office shall constitute less than a majority of the whole board (as constituted immediately prior to any such increase), the Delaware Court of Chancery may, upon application of any stockholder or stockholders holding at least ten percent (10%) of the total number of the shares at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in offices as aforesaid, which election shall be governed by Section 211 of the DGCL.

        SECTION 3. At any time or times that the corporation is subject to
Section 2115(b) of the CGCL, if, after the filling of any vacancy by the directors then in office who have been elected by stockholders shall constitute less than a majority of the directors then in office, then

        (a) Any holder or holders of an aggregate of five percent (5%) or more of the total number of shares at the time outstanding having the right to vote for those directors may call a special meeting of stockholders; or

        (b) The Superior Court of the proper county shall, upon application of such stockholder or stockholders, summarily order a special meeting of stockholders, to be held to elect the entire board, all in accordance with
Section 305(c) of the CGCL. The term of office of any director shall terminate upon that election of a successor.

        G. Subject to paragraph (h) of Section 43 of the Bylaws, the Bylaws may be altered or amended or new Bylaws adopted by the affirmative vote of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the voting stock of the corporation entitled to vote. The Board of Directors shall also have the power to adopt, amend, or repeal Bylaws.

        SECTION 1. The directors of the corporation need not be elected by written ballot unless the Bylaws so provide.

        SECTION 2. No action shall be taken by the stockholders of the corporation except at an annual or special meeting of stockholders called in accordance with the Bylaws or by written consent of stockholders in accordance with the Bylaws prior to the closing of the Initial Public Offering and following the closing of the Initial Public Offering no action shall be taken by the stockholders by written consent.

        SECTION 3. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the corporation shall be given in the manner provided in the Bylaws of the corporation.

                                      16.

                                       VI.

        A. The liability of the directors for monetary damages shall be eliminated to the fullest extent under applicable law.

        B. This corporation is authorized to provide indemnification of agents (as defined in Section 317 of the CGCL) for breach of duty to the corporation and its stockholders through bylaw provisions or through agreements with the agents, or through stockholder resolutions, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the CGCL, subject, at any time or times the corporation is subject to Section 2115(b), to the limits on such excess indemnification set forth in Section 204 of the CGCL.

        C. Any repeal or modification of this Article VI shall be prospective and shall not affect the rights under this Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

                                      VII.

        A. The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in paragraph B of this
Article VII, and all rights conferred upon the stockholders herein are granted subject to this reservation.

        B. Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the voting stock required by law, this Certificate of Incorporation or any Preferred Stock Designation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the voting stock, voting together as a single class, shall be required to alter, amend or repeal Articles V, VI, and VII.

                                   * * * *

        FOUR: This Amended and Restated Certificate of Incorporation has been duly approved by the Board of Directors of this corporation.

        FIVE: This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware by the Board of Directors and the stockholders of the corporation. A majority of the outstanding shares of Common and Preferred, voting as a single class on an as-converted basis, a majority of the outstanding shares of Series AA Preferred and Series BB Preferred, voting together as a class, fifty-five percent (55%) of the outstanding shares of Series CC Preferred and fifty percent (50%) of the outstanding shares of Series DD Preferred approved this Amended and Restated Certificate of Incorporation by written consent in accordance with Section 228 of the General Corporation Law of the State of Delaware and written notice of such was given by the corporation in accordance with said Section 228.

                                      17.

        IN WITNESS WHEREOF, REPEATER TECHNOLOGIES, INC. has caused this Amended and Restated Certificate of Incorporation to be signed by its President this 10th day of July, 2000.


                                                   REPEATER TECHNOLOGIES, INC.


                                                   By:  /s/ Kenneth L. Kenitzer
                                                      -------------------------
                                                          Kenneth L. Kenitzer
                                                          President

                                      18.